Exhibit 10.13

[Actuant Letterhead]
May 13, 2013

Mr. Guus Boel
[address]

Subject:	Consulting Services Agreement
Dear Guus,
As we have discussed, Actuant Corporation ("Company") is excited to engage your services as a consultant following your retirement from the Company and the Board of Directors. The following, which is subject to your agreement, sets forth our proposed agreement (“Agreement”):

Services
Subject to the terms and conditions set forth below, the Company will engage you to provide consulting services (“Services”) for the benefit of the Company in the areas of (i) Supply European Leader Coordination, (ii) Targeted Executive Coaching, (iii) Continued LEAD Insight, and (iv) Strategic Insight and Feedback. In performing the Services, you will (i) interact with the Company’s Chief Executive Officer and select business leaders via phone, internet and select one-on-one meetings on an as-needed basis, and (ii) participate in up to four (4) annual trips to the United States for meetings or site visits as deemed necessary by prior agreement between the parties. In addition, you may possibly participate in due diligence reviews and site visits in Europe.

Term and Termination
The term of this Agreement will begin on February 1, 2014 and terminate on August 1, 2014. Thereafter, this Agreement will automatically renew for successive terms of six-months each (each, a “Renewal Term”), unless either party gives written notice of termination to the other party at least sixty (60) days prior to the expiration of the then-current term. Notwithstanding the foregoing, either party may terminate this Agreement during any Renewal Term by giving the other party at least sixty (60) days prior written notice.

Compensation
As compensation for performing the Services, the Company will pay you $25,000 USD per calendar quarter (“Quarterly Fee”) and reimburse you for reasonably incurred travel and expenses. To receive payment, you will submit your travel expenses, supporting documentation, and an invoice for your Quarterly Fee to the Company on a quarterly basis.

Bonuses
You will not be eligible for any bonus payments from the Company during the term of this Agreement and acknowledge that you will not receive any bonus payment from the Company for the period of September 1, 2013 through February 2, 2014.

Reports and Access
During the term of this Agreement, you will be authorized to (i) use any email address provided to you by the Company, (ii) electronically access such files and servers of the Company which are necessary for you to furnish the Services, (iii) receive administrative support in the areas of expense reporting, document preparation, and travel planning, (iv) participate in select leadership meetings, and (v) receive Company reports and strategic plan information.

N86 W12500 Westbrook Crossing | Menomonee Falls, WI 53051 | P: 262-293-1506 | F: 262-293-7039

Computer	During the term of this Agreement, you will have use of a computer which is provided by the Company. Upon termination of this Agreement, you will promptly return the computer to the Company.
Non-Competition
During the term of this Agreement, you agree to not accept employment with, provide services to, or otherwise engage in any work or business activity for any company that is a competitor or direct or indirect customer of the Company insofar as such employment, services, work or business may involve or be closely related to the Services, or where any third party which competes with the Company might be benefited by the Services rendered or information gained by you under this Agreement.

Independent Contractor
Both parties acknowledge the following:
•   You will have complete control of the means, manner, and the method by which you perform the Services and the times at which the Services will be performed, including determining your work and travel schedule.
•   Subject to the Non-Competition restrictions set forth above, you are free to perform services for any other entity or business and are not required to devote your full time and energy to the performance of the Services.
•   This Agreement will not be understood or construed to indicate any relationship between you and the Company other than that of an independent contractor.
•   As an independent contractor, you will not be eligible to participate in any Company sponsored pension, retirement, health, welfare, or benefit plans.
•   You will be responsible for payment of business and/or self-employment taxes, if any, and the Company will not be responsible for reimbursement of your business and/or self-employment tax liability with respect to the Services performed under this Agreement.

Effects of Termination
Upon termination of this Agreement, (i) the Company will pay you for the Services you have performed as of the effective date of the termination, (ii) you will promptly return to the Company all documents, information, and papers, which you develop or come to possess during the performance of the Services that relate to or are part of the Company’s business matters, and (iii) you will promptly stop using Company email and accessing any Company files and servers.

Applicable Law	This Agreement will be governed by the laws of the State of Wisconsin.
Entire Agreement	This Agreement contains the entire understanding of the parties and may be modified only by the mutual written consent of the parties.
If you are in agreement with all of the terms set forth above, please sign both copies of this Agreement where indicated below and return one copy to me at your earliest convenience.

Sincerely,	Agreed to this __17__ day of May, 2013

/s/ Mark Goldstein	/s/ Guus Boel
Mark Goldstein	Guus Boel
Chief Operating Officer

N86 W12500 Westbrook Crossing | Menomonee Falls, WI 53051 | P: 262-293-1506 | F: 262-293-7039